Exhibit 99.1

For Immediate Release

CONTACT:

Investors/Media	Investors:
Blaine Davis	Jonathan Neely
(484) 216-7158	(484) 216-6645

Rajiv De Silva Named President and CEO of Endo Health Solutions
Brings Extensive Leadership And Operations Experience in Healthcare Industry
MALVERN, PA, February 25, 2013 -- Endo Health Solutions Inc. (Nasdaq: ENDP) today announced that Rajiv De Silva, a pharmaceutical executive who had been President of Valeant Pharmaceuticals and a senior executive at Novartis, has been named Endo’s President and Chief Executive Officer, effective March 18. Mr. De Silva, who will also join the Endo Board of Directors, succeeds David Holveck who is retiring.
“Rajiv is a strong leader with the deep industry experience, outcome-oriented approach, and proven ability to drive results the Board was seeking in our next CEO,” said Roger H. Kimmel, Chairman of the Board. “His track record in generating growth and profitability, managing complex integrations, and delivering for shareholders will serve us well. We are focused on taking the actions needed to create value for Endo shareholders and believe today’s announcement is another key step forward that will enable us to build on Endo’s strong foundation. At the same time, we appreciate Dave Holveck’s significant contributions to Endo, including his leadership in reducing the Company’s dependence on Lidoderm, and wish him well in his retirement.”
Said De Silva, “I am excited to take on the challenge of leading Endo and helping the Company realize its full potential. Endo occupies a unique position in the healthcare market, able to deliver innovative products and services across multiple platforms with clear strengths in the medically important areas of pain management and urology. I look

Exhibit 99.1

forward to working with the Endo team to build on its strengths and deliver top line growth while also improving cost management, execution and integration to enable Endo to make the most of its many opportunities and create value for its shareholders.”
Mr. De Silva, 46, has deep experience in the pharmaceutical sector. He most recently served as President of Valeant Pharmaceuticals, a $20 billion market capitalization specialty pharmaceutical company with a presence in the U.S. and a wide range of international markets. While at Valeant from 2009 to 2013, Mr. De Silva also served as Chief Operating Officer of Valeant’s Specialty Pharmaceuticals business. During this period, he drove a turnaround plan that resulted in a multi-fold increase in revenues through acquisitions and organic sales growth, substantial improvements in profitability and cash flow generation, and put Valeant among the leading creators of shareholder value in the sector.
Prior to joining Valeant, Mr. De Silva was a senior executive at Novartis from 2003 to 2008, most recently serving as President of its Vaccines business in the U.S. and the Head of Vaccines in the Americas. He was previously President and CEO of Novartis Pharmaceuticals Canada and Global Head of Strategic Planning for Novartis Pharma. Earlier in his career, he was a Principal at McKinsey & Company, where he served as a member of the partnership group that led the global Pharmaceutical and Medical Products practice.
He currently serves on the Board of AMAG Pharmaceuticals, a publicly traded specialty pharmaceutical company focused on nephrology, hematology, and oncology, where he is a member of the Audit and Transaction committees. He holds a Bachelor of Science in civil engineering from Princeton University, a Masters of Science in civil engineering from Stanford University, and a Masters of Business Administration from the University of Pennsylvania’s Wharton School.

Conference Call and Webcast
Endo will host a conference call and webcast at 4:30 p.m. ET today. Investors and other interested parties may call (866)578-5771 (domestic) or (617) 213-8055 (international) and enter passcode 10495594. Please dial in 10 minutes prior to the scheduled start time.

Exhibit 99.1

A replay of the call will be available from February 25, 2013 at 6:30pm ET until 11:59pm ET on March 4, 2013 by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering passcode 57765730.

A simultaneous webcast of the call may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00pm ET on February 25, 2014. The replay can be accessed by clicking on "Events" in the Investor Relations section of the website.

About Endo

Endo Health Solutions Inc. (Endo) is a US-based diversified healthcare company that is redefining healthcare value by finding solutions for the unmet needs of patients along care pathways for pain management, pelvic health, urology, endocrinology and oncology. Through our operating companies: AMS, Endo Pharmaceuticals, HealthTronics and Qualitest, Endo is dedicated to improving care through a combination of branded products, generics, devices, technology and services that creates value for patients, providers and payers alike. Learn more at www.endo.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements including words such as "believes," "expects," "anticipates," "intends," "estimates," "plan," "will," "may," "look forward," "intend," "guidance," "future" or similar expressions are forward-looking statements.  Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption "Risk Factors" in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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